Exhibit 99.12

Resource Pharmacy, Inc.

Case #02-88572

CONSOLIDATED STATEMENTS OF INCOME

(Post-Petition)

	For The One Month Ended April 30, 2004	Cumulative to Date
	(UNAUDITED)	(UNAUDITED)
Revenues:
Service revenues	$—	$20,005,679

Net Revenues	—	20,005,679

Operating Expenses:
Cost of Services	—	13,183,716

Gross Margin	—	6,821,963

General and administrative expenses:
Personnel costs	—	3,921,629
Occupancy costs	—	212,382
Bad debt expense	—	1,895,937
Other	—	651,304

Total General and Administrative Expenses	—	6,681,252

Loss from Operations	—	140,711

Other Expenses (Income):
Interest expense	—	8,407
Depreciation and amortization	—	117,769
Other expense (income)	120,926	(73,162)

Other Expenses - Net	120,926	53,014

(Loss) Income before Reorganization Items	(120,926)	87,697

Reorganization Items:
Professional fees	—	—
Other	75,789	114,288

Reorganization Expenses - Net	75,789	114,288

Loss Before Income Tax Provision	(196,715)	(26,591)

Income Tax Provision	—	—

Net Loss	(196,715)	(26,591)

Resource Pharmacy, Inc.

Case No. 02-88572

Reporting Period:  April 30, 2004

Balance Sheet

	Book Value
	@ Current	@ Petition Date

Assets

Current Assets

Unrestricted Cash and Equivalents	$—	$221,879
Restricted Escrow Cash	4,924,211
Accounts Receivable(net)		3,855,520
Inventories		365,518
Prepaid Expenses and Other Current Assets		2,632
Total Current Assets	$4,924,211	$4,445,549

Property, Plant and Equipment-net	$—	$134,959

Other Assets

Goodwill (net)	$—	$2,607,395
Deposits	—	13,895
Total Other Assets	$—	$2,621,290

Total Assets	$4,924,211	$7,201,798

Liabilities & Equity

Liabilities Not Under Compromise
Accounts Payable	$706,373	$—
Accrued Payroll and Benefit Costs	—	15,585
Accrued Other	14,592
Total Post-Petition Liabilities	$720,965	$15,585

Liabilities Under Compromise
Secured Debt	$3,729,293	$4,168,422
InterCompany with Bankrupt Subsidiaries - net	—	2,283,836
Accounts Payable	1,045,022	1,126,285
Accrued Payroll and Benefit Costs	—	152,531
Accrued Other	26,235	26,235
Total Pre-Petition Liabilities	$4,800,550	$7,757,309

Total Liabilities	$5,521,515	$7,772,894

Equity
Accumulated Deficit	(597,304)	(571,096)
Total Equity	$(597,304)	$(571,096)

Total Liabilities & Equity	$4,924,211	$7,201,798

Resource Pharmacy, Inc.

Case No. 02-88572

Reporting Period:  April 30, 2004

Summary of Unpaid Post-Petition Debts

	0-30	31-60	61-90	91 and Over	Total
Accounts Payable	$(73,689)	$(627,493)	$(4,249)	$(943)	$(706,374)
Accrued Accounts Payable	—				—
Accrued Salaries	—				—
Accrued Paid Time Off					—
Accrued Fringe Benefits	—				—
Accrued Expenses	(14,592)				(14,592)
Accrued Payroll Taxes	—				—
					—

Total Post Petition Debts	$(88,281)	$(627,493)	$(4,249)	$(943)	$(720,965)

1)              Post Petition Accounts Payable and Accrued AP to be paid out of escrow cash

2)              Post Petition Accrued Expenses to be paid in subsequent check runs based on terms.